Contacts:	Veronica Garza Investor Relations (512) 683-6873

National Instruments Reaffirms Q3 2009 Revenue Guidance
Low End of Quarterly Earnings Guidance Raised by $0.02

AUSTIN, Texas – September 8, 2009 – National Instruments (Nasdaq: NATI) today reiterated its Q3 2009 guidance for revenue of between $158 million and $168 million. The mid-point of Q3 2009 revenue guidance would result in a 7 percent sequential increase over Q2 2009. The company is also raising the low-end of its earnings guidance by $0.02 to GAAP fully diluted earnings EPS in the range of $0.06 to $0.12 per share, and non-GAAP fully diluted EPS in the range of $0.11 to $0.17 per share. A reconciliation of the company’s Q3 2009 guidance on a GAAP basis to its guidance on a non-GAAP basis is included as part of this news release.

“Our sustained R&D investment has produced disruptive new products that have allowed us to expand into new growth areas, and strengthen our position in our traditional markets, and should allow us to emerge in a stronger competitive position in an eventual recovery,” said Dr. James Truchard, NI president and CEO. “Record-setting attendance at NIWeek 2009, despite the tough economy, is another demonstration of the value our customers see in our disruptive, highly-differentiated approach to test and measurement.”

The global manufacturing Purchasing Managers Index (PMI) readings of 50 in July and 53.1 in August indicate that global industrial production is likely to increase on a sequential basis in Q3. However, the recent dramatic year-over-year declines in the global industrial economy and the current levels of excess capacity suggest that it may take a considerable period of economic expansion for the industrial economy to recover fully to the environment we saw a year ago. “We will continue to practice disciplined expense management in order to maintain our strategic investment in R&D and drive operating leverage until NI revenue reaches its prior peak,” said Alex Davern, NI CFO. “A disciplined approach to expense management is ingrained in the investment intentions we laid out at the NIWeek Investor Conference, which convey our belief that our operating profit will not only bottom out in 2009, but will return more quickly in the recovery than after the last recession.”

Interested parties can listen to a conference call today, September 8, beginning at 4:00 p.m. CDT, at www.ni.com/call. Replay information is available by calling (888) 203-1112, confirmation code #3989492, from September 8 at 7:00 p.m. CDT through September 13 at midnight CDT.  NIWeek 2009 Investor Conference slides are available at ni.com/nati.

National Instruments Provides Q3 Business Update
September 8, 2009

Forward-Looking Statements
This release contains “forward-looking statements,” including statements related to reiterating our Q3 2009 guidance for revenue, our Q3 guidance for GAAP and Non-GAAP EPS, our actions allowing us to emerge in a stronger competitive position in an eventual recovery, global industrial production being likely to increase on a sequential basis in Q3, that it may take a considerable period of economic expansion for the industrial economy to recover fully to the environment we saw a year ago, continuing to practice disciplined expense management to maintain our strategic investment in R&D and drive operating leverage and our belief that our operating profit will not only bottom out in 2009, but will return more quickly in the recovery than after the last recession. These statements are subject to a number of risks and uncertainties, including the risk of further adverse changes or fluctuations in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs readers to documents it files with the SEC for other risks associated with the company’s future performance.

About National Instruments
National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 30,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 15 percent of revenue. Headquartered in Austin, Texas, NI has more than 5,000 employees and direct operations in more than 40 countries. For the past 10 years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company’s investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati

LabVIEW, National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

Reconciliation of Estimated GAAP Fully Diluted EPS to Non-GAAP Fully Diluted EPS

	Three Months Ended
	September 30, 2009

	Low	High
GAAP fully diluted EPS, estimated	$ 0.06	$ 0.12
Adjustment to reconcile diluted EPS to non-GAAP
diluted EPS:
Impact of stock-based compensation, net of tax effect	0.04	0.04
Impact of amortization of acquisition intangibles, net of tax effect	0.01	0.01

Non-GAAP diluted EPS, estimated	$ 0.11	$ 0.17

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